EXHIBIT 4.3

(English Translation)




                            ARTICLES OF INCORPORATION









                            TOYOTA MOTOR CORPORATION


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              ARTICLES OF INCORPORATION OF TOYOTA MOTOR CORPORATION
                          (As amended on June 26, 2003)


                     CHAPTER I. GENERAL PROVISIONS

Article 1. (Trade Name)

     The name of the Corporation shall be "Toyota Jidosha Kabushiki Kaisha" to be expressed in English as "TOYOTA MOTOR CORPORATION".

Article 2. (Purpose)

     The purpose of the Corporation shall be to engage in the following businesses:

     (1) the manufacture, sale, leasing and repair of motor vehicles, industrial vehicles, ships, aircraft, other transportation machinery and apparatus, spacecraft and space machinery and apparatus, and parts thereof;

     (2) the manufacture, sale, leasing and repair of industrial machinery and apparatus and other general machinery and apparatus, and parts thereof;

     (3) the manufacture, sale, leasing and repair of electrical machinery and apparatus, and parts thereof;

     (4) the manufacture, sale, leasing and repair of measuring machinery and apparatus, and medical machinery and apparatus, and parts thereof;

     (5) the manufacture and sale of ceramics and products of synthetic resins, and materials thereof;

     (6) the manufacture, sale and repair of construction materials and equipment, furnishings and fixtures for residential buildings;

     (7) the planning, designing, supervision, execution and undertaking of construction works, civil engineering works, land development, urban development and regional development;

     (8)  the sale, purchase, leasing, brokerage and management of real estate;


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     (9)  the service of information processing, information communications and information supply, and the development, sale and leasing of software;

     (10) the design and development of product sales systems that utilize networks such as the Internet; sale, leasing, maintenance of computers included within such systems, and sales of products by utilizing such systems;

     (11) the inland transportation, marine transportation, air transportation, stevedoring, warehousing and tourism businesses;

     (12) the printing, publishing, advertising and publicity, general leasing, security and workers dispatch businesses;

     (13) the credit card operations, purchase and sale of securities, investment consulting, investment trust operation, and other finantial servieces;

     (14) the operation and management of such facilities as parking lots, showrooms, educational facilities, medical care facilities, sports facilities, marinas, airfields, food and drink stands and restaurants, lodging facilities, retail stores and others;

     (15) the non-life insurance agency business and life insurance agency business;

     (16) the production and processing by using biotechnology of agricultural products including trees, and the sale of such products;

     (17) the sale of goods related to each of the preceding items and mineral oil;

     (18) the conducting of engineering, consulting, invention and research relating to each of the preceding items and the utilization of such invention and research; and

     (19) any businesses incidental to or related to any of the preceding items.

Article 3. (Location of Principal Office)

     The principal office of the Corporation shall be located in Toyota City, Aichi Prefecture, Japan.

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Article 4. (Public Notices)

     Public notices of the Corporation shall be given in the newspapers "The Nihon Keizai Shimbun", published in Tokyo, Japan and "The Chunichi Shimbun", published in Nagoya City, Japan.

                               CHAPTER II. SHARES

Article 5. (Total Number of Authorized Shares, Number of Shares Constituting
           One Unit (tangen) and Non-lssuance of Share Certificates for Less than a Unit (tangen) of Shares)

     1. The total number of shares authorized to be issued by the Corporation shall be ten billion (10,000,000,000). Provided, however, that in the event the Corporation repurchases and cancels any of its issued shares, the total number of such authorized shares shall be reduced by the number of such repurchased and cancelled shares accordingly.

     2. The number of shares constituting one unit (tangen) of shares of the Corporation shall be one hundred (100).

     3. The Corporation shall not issue shares certificates for shares less than one unit (tangen) of shares. Provided, however, that this provision shall not apply if the Share Handling Regulations established by the Board of Directors provide otherwise.

Article 6. (Transfer Agent)

     1. The Corporation shall have a transfer agent for its shares.

     2. The transfer agent and the location of its office shall be selected by a resolution of the Board of Directors, and public notice thereof shall be given.

     3. The register of shareholders (including the register of beneficial shareholders; hereinafter the same interpretation being applicable)

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and the register of lost stock certificates shall be kept at the office of the transfer agent.

The registration of the transfer of shares, the purchase of shares constituting less than one unit (tangen) and any other matters related to the shares shall be handled by the transfer agent and not by the Corporation.

Article 7. (Share Handling Regulations)

     The denomination of the share certificates of the Corporation, and the procedures for and fees for registering the transfer of shares, purchasing shares constituting less than one unit (tangen) and any other matters relating to the handling of shares shall be subject to the Share Handling Regulations established by the Board of Directors.

Article 8. (Record Date)

     1. The Corporation shall, with respect to the shares issued on or before March 31 in each year, deem any shareholder (including the beneficial shareholder; hereinafter the same interpretation being applicable) entered or recorded in the final register of shareholders as of March 31 in such year to be a shareholder entitled to exercise its rights at the ordinary general meeting of shareholders for that particular accounting period. With respect to the shares issued during the period from April 1 to the date of the ordinary general meeting of shareholders, the Corporation shall deem any shareholder entered or recorded in the final register of shareholders as of the date of issue of such shares to be a shareholder entitled to exercise its rights at such ordinary general meeting of shareholders.

     2. In addition to the case provided for in the preceding paragraph, the Corporation may, after giving prior public notice, fix a date as the record date, where it deems it necessary to do so.

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                  CHAPTER III. GENERAL MEETINGS OF SHAREHOLDERS

Article 9. (Ordinary General Meetings and Extraordinary General Meetings of
           Shareholders)

     1. The ordinary general meeting of shareholders of the Corporation shall be convened in June of each year. Extraordinary general meetings of shareholders may be called whenever necessary.

     2. Each general meeting of shareholders may be convened at the place where the principal office of the Corporation is located, or at a place adjacent thereto, or in Nagoya City.

Article 10. (Resolutions)

     1. All resolutions of a general meeting of shareholders shall be adopted by a majority vote of the shareholders present at the meeting, unless otherwise provided by laws and regulations or the Articles of Incorporation of the Corporation.

     2. Special resolutions as specified by Article 343 of the Commercial Code shall be passed by not less than two-thirds (2/3) of the voting rights held by the attending shareholders who hold not less than one-third (1/3) of the voting rights of all shareholders.

Article 11. (Chairman of General Meeting)

     1. The Chairman of the Board or the President of the Corporation shall preside as chairman at a general meeting of shareholders.

     2. In the event that the positions of both the Chairman of the Board and the President are vacant or that both of them are prevented from so presiding as chairman, another Director of the Corporation shall preside in their place

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according to the order of precedence previously established by the Board of
Directors.

Article 12. (Exercise of Voting Rights by Proxy)

     1. A shareholder may exercise its voting rights by proxy, provided, however, that the proxy shall be a shareholder of the Corporation who is entitled to exercise its own voting rights.

     2. In cases where the preceding paragraph applies, the shareholder or its proxy shall file with the Corporation a document establishing the proxy's power of representation.

                  CHAPTER IV. DIRECTORS AND BOARD OF DIRECTORS

Article 13. (Number of Directors)

     The Corporation shall have no more than thirty (30) Directors.

Article 14. (Election of Directors)

     1. Directors shall be elected at general meetings of shareholders.

     2. Directors shall be elected by a majority vote of the shareholders present at the meeting who hold shares representing in aggregate not less than one-third (1/3) of the voting rights of all the shareholders.

     3. The election of Directors shall not be made by cumulative voting.

Article 15. (Term of Office of Directors)

     1. The term of office of Directors shall expire at the closing of the ordinary general meeting of shareholders to be held for the last fiscal year of the Corporation ending within one (1) year after their assumption of office.

     2. The term of office of any Director elected in order to increase the number of Directors or to fill a vacancy shall be the balance of the term of office of the other Directors who hold office at the time of his/ her election.

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Article 16. (Representative Directors and Executive Directors)

     1. The Corporation shall, by a resolution of the Board of Directors, designate one or more Directors who shall represent the Corporation.

     2. The Corporation may, by a resolution of the Board of Directors, appoint one Chairman of the Board, one President and one or more Vice Chairmen of the Board, Executive Vice Presidents and Senior Managing Directors.

Article 17. (Honorary Chairmen and Senior Advisors)

     The Corporation may appoint Honorary Chairmen and Senior Advisors by a resolution of the Board of Directors.

Article 18. (Board of Directors)

     1. Notice of a meeting of the Board of Directors shall be dispatched to each Director and each Corporate Auditor at least three (3) days before the date of the meeting. In case of urgency, however, such period may be shortened.

     2. In addition to the provisions of the preceding paragraph, the management of the Board of Directors shall be subject to the Regulations of the Board of Directors established by the Board of Directors.

Article 19. (Exemption from Liability of Directors)

     The Corporation may exempt Directors (including former
Directors) from liability for their actions as stipulated in Article 266, Paragraph 1, Item 5 of the Commercial Code within the limits specified in
Article 266, Paragraphs 12,17,and 18 of the Commercial Code by resolution of the Board of Directors adopted in accordance with applicable law when such Directors were performing their duties in good faith and in the absence of gross negligence.

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          CHAPTER V. CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

Article 20. (Number of Corporate Auditors)

     The Corporation shall have no more than seven (7) Corporate Auditors.

Article 21. (Election of Corporate Auditors)

     1. Corporate Auditors shall be elected at general meetings of shareholders.

     2. Corporate Auditors shall be elected by a majority vote of the shareholders present at the meeting who hold shares representing in aggregate not less than one-third (1/3) of the voting rights of all the shareholders.

Article 22. (Term of Office of Corporate Auditors)

     1. The term of office of Corporate Auditors shall expire at the closing of the ordinary general meeting of shareholders to be held for the last fiscal year of the Corporation ending within four (4) years after their assumption of office.

     2. The term of office of any Corporate Auditor elected to fill a vacancy shall be the balance of the term of office of the Corporate Auditor whom he/she succeeds.

Article 23. (Full-time Corporate Auditor)

     One or more full-time Corporate Auditors shall be elected by the Corporate Auditors from among themselves.

Article 24. (Board of Corporate Auditors)

     1. Notice of a meeting of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor at least three (3) days before the date of the meeting. In case of urgency, however, such period may be shortened.

     2. In addition to the provisions of the preceding paragraph, the management of the Board of Corporate Auditors shall be subject to the

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Regulations of the Board of Corporate Auditors established by the Board of
Corporate Auditors.

Article 25. (Exemption from Liability of Corporate Auditors)

     The Corporation may exempt Corporate Auditors (including former Corporate Auditors) from liability for their actions as stipulated in Article 266, Paragraph 1, Item 5 of the Commercial Code within the limits specified in
Article 266, Paragraph 12 of the Commercial Code as applied mutatis mutandis under the provisions of Article 280, Paragraph 1 of the Commercial Code by resolution of the Board of Directors adopted in accordance with applicable law when such Corporate Auditors were performing their duties in good faith and in the absence of gross negligence.

                              CHAPTER VI. ACCOUNTS

Article 26. (Fiscal Year and Closing Date of Accounts)

     The fiscal year of the Corporation shall be from April 1 in each year to March 31 of the following year, and the closing date of the Corporation's accounts shall be the last day of each fiscal year.

Article 27. (Dividends, etc.)

     1. Dividends of the Corporation shall be paid in accordance with the register of shareholders as of the closing date of the Corporation's accounts.

     2. The Corporation may, pursuant to a resolution of the Board of Directors, distribute such money as provided for in Article 293-5 of the Commercial Code (hereinafter referred to as interim dividends) in accordance with the final register of shareholders as of September 30 of each year.

     3. No interest shall be paid on unpaid dividends or unpaid interim dividends.

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Article 28. (Dispensation from Payment of Dividends)

     The Corporation shall not be obliged to pay any dividends or interim dividends after three (3) years have expired from the date of tender thereof.

SUPPLEMENTARY PROVISIONS

Article 1. (Term of Office of Corporate Auditors)

     With respect to the term of office of Corporate Auditors in office prior to the closing of the ordinary general meeting of shareholders held for the fiscal year ending in March 2003, "within four (4) years after their assumption of office" as it appears in Article 22 shall be read as "within three (3) years after their assumption of office."